Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of Quicksilver Resources Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Accounting Standards Update No. 2010-3, “Oil and Gas Reserve Estimation and Disclosures” in 2009) and the effectiveness of Quicksilver Resources Inc.’s internal control over financial reporting dated March 15, 2010, appearing in the Annual Report on Form 10-K of Quicksilver Resources Inc. for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Fort Worth, Texas
April 21, 2010